Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact: Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

Electro Rent Reports Fiscal 2013 Third Quarter Financial Results

— Revenue Growth of 7.6% over Prior Year

Represents Best Top-Line Increase in Five Quarters;

Operating Profit Rose 6.3% —

VAN NUYS, Calif. – April 2, 2013 – Electro Rent Corporation (Nasdaq: ELRC) today reported financial results for the third quarter ended February 28, 2013.

“Electro Rent’s business improved during the third quarter, even as the crosscurrents of sequestration, changes in the economy and customer behavior contributed to a continuing sense of uncertainty,” said Daniel Greenberg, Chairman and CEO of Electro Rent. “Our test and measurement equipment rental programs continued to provide high value in the marketplace. Nevertheless, many of our important customers have been hesitant about committing dollars in the face of program cutbacks and are continuing to evaluate their policies for this calendar year. Even so, several of our rental market segments grew, and our used equipment sales business benefited during the quarter. Our data products business remained steady during the period.”

Total revenues increased 7.6% to $64.7 million for the fiscal 2013 third quarter, from $60.1 million last year. Rental and lease revenues grew 3.6% to $32.8 million for the fiscal 2013 third quarter, up from $31.7 million a year ago. Sales of equipment and other revenues rose 12.2% to $31.8 million for the most recent fiscal quarter, compared with $28.4 million one year ago.

Selling, general and administrative expenses equaled $13.8 million, or 21.3% of total revenues, for the fiscal 2013 third quarter, compared with $13.0 million, or 21.7% of total revenues, for the corresponding quarter last year. The increase was primarily related to the ongoing enhancement of Electro Rent’s sales and sales support organizations, as well as its administrative infrastructure, to better position the company to capitalize on future growth opportunities. Total operating expenses were $56.3 million for the fiscal 2013 third quarter, versus $52.2 million last year.

Operating profit for the fiscal 2013 third quarter increased to $8.4 million, or 13.0% of total revenues, compared with $7.9 million, or 13.1% of total revenues, a year ago.

Net income was $5.0 million, or $0.21 per diluted share, for both the fiscal 2013 and 2012 third quarters.

Total revenues for the first nine months of fiscal 2013 grew to $188.4 million from $180.4 million for the comparable period last year. Rental and lease revenues for the fiscal 2013 year-to-date period advanced to $101.1 million from $95.9 million last year. Equipment sales and other revenues rose to $87.3 million for the nine months of fiscal 2013 from $84.4 million for the first nine months of fiscal 2012.

Selling, general and administrative expenses totaled $41.6 million, or 22.1% of total revenues, for the fiscal 2013 year-to-date period, versus $39.3 million, or 21.8% of total revenues, for the same period last year. Total operating expenses for the first nine months of fiscal 2013 were $161.4 million, compared with $154.5 million for the first nine months of fiscal 2012.

Operating profit for the fiscal 2013 nine-month period rose to $26.9 million, or 14.3% of total revenue, up from $25.9 million, or 14.4% of total revenue, for the prior-year period.

Net income for the first nine months of fiscal 2013 amounted to $16.4 million, or $0.68 per diluted share, versus $19.5 million, or $0.81 per diluted share, for the fiscal 2012 period. Net income for the fiscal 2012 period included a one-time gain of $3.4 million, or $0.14 per diluted share, associated with the acquisition of EMT.

The company’s effective tax rate was 40.3% for the third quarter of fiscal 2013, compared with 37.7% for the second quarter of fiscal 2012. The increase related to a refund of foreign taxes in the fiscal 2012 period.

Rental equipment additions for the fiscal 2013 third quarter were $15.3 million, compared with $23.9 million for the same period last year. Rental equipment additions for the first nine months of fiscal 2013 were $49.6 million, versus $78.2 million for the first nine months of fiscal 2012. The book value of Electro Rent's equipment was $235.6 million at February 28, 2013 compared with $243.2 million at May 31, 2012.

Electro Rent had a sales order backlog for test and measurement equipment relating to its Agilent resale agreement of $4.8 million at February 28, 2013, versus $11.8 million last year, principally reflecting shorter manufacturing lead time and a decrease in new sales orders reflecting lower demand. The majority of the backlog is expected to be delivered to customers within the next six months.

Electro Rent paid dividends of $29.3 million for the third quarter of fiscal 2013, including a regular quarterly dividend of $0.20 per common share, and a special dividend of $1.00 per common share. On an annualized basis, Electro Rent’s current quarterly dividend of $0.20 per common share represents a 4.3% yield on the March 28, 2013 closing share price of $18.54.

Total shareholders' equity at February 28, 2013 was $226.7 million, or $9.45 per share, compared with $248.1 million, or $10.34 per share, at May 31, 2012.

Electro Rent’s cash and cash equivalents was $6.7 million at February 28, 2013, compared with $9.3 million at May 31, 2012.

“While our customers are coming to grips with the new economic reality, we are unwavering and sustained in our belief that equipment rentals will represent an increasingly important part of our customers’ purchasing process,” Greenberg said. “At the same time, we are keeping close watch on current conditions and our focus is on maintaining a fair and profitable business, while continuing to further strengthen and grow our test and measurement equipment and data products businesses for the long-term.”

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor" Statement:

Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "expect" and "will" and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012

Revenues:
Rentals and leases	$32,837	$31,704	$101,077	$95,925
Sales of equipment and other revenues	31,835	28,375	87,288	84,447

Total revenues	64,672	60,079	188,365	180,372

Operating expenses:
Depreciation of rental and lease equipment	14,320	13,677	42,460	39,578
Costs of rentals and leases, excluding depreciation	4,721	4,428	13,651	13,201
Costs of sales of equipment and other revenues	23,471	21,091	63,684	62,382
Selling, general and administrative expenses	13,784	13,033	41,629	39,302

Total operating expenses	56,296	52,229	161,424	154,463

Operating profit	8,376	7,850	26,941	25,909

Gain on bargain purchase, net of deferred taxes	-	53	-	3,435

Interest income, net	61	120	344	327

Income before income taxes	8,437	8,023	27,285	29,671

Income tax provision	3,400	3,028	10,923	10,152

Net income	$5,037	$4,995	$16,362	$19,519

Earnings per share:
Basic	$0.21	$0.21	$0.68	$0.81
Diluted	$0.21	$0.21	$0.68	$0.81

Shares used in per share calculation:
Basic	23,996	23,983	23,995	23,981
Diluted	24,257	24,179	24,228	24,180

Cash dividend paid per common share	$1.20	$0.20	$1.60	$0.60

ELECTRO RENT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (in thousands, except share numbers)

	February 28,	May 31,
	2013	2012
ASSETS

Cash and cash equivalents	$6,705	$9,290
Accounts receivable, net of allowance for doubtful accounts of $520 and $522	39,821	35,915
Rental and lease equipment, net of accumulated depreciation of $219,481 and $204,108	235,568	243,173
Other property, net of accumulated depreciation and amortization of $18,637 and $17,832	13,835	13,871
Goodwill	3,109	3,109
Intangibles, net of accumulated amortization of $1,427 and $1,304	1,078	1,201
Other assets	23,661	23,272
	$323,777	$329,831

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Bank Borrowings	$16,500	$-
Accounts Payable	7,620	8,555
Accrued expenses	12,863	11,870
Deferred revenue	6,376	6,904
Deferred tax liability	53,734	54,371
Total liabilities	97,093	81,700

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued	-	-
Common stock, no par - shares authorized 40,000,000; issued and outstanding February 28, 2013 - 23,995,626; May 31, 2012 - 23,987,826	37,373	36,179
Retained earnings	189,311	211,952
Total shareholders' equity	226,684	248,131
	$323,777	$329,831